UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2006

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 16, 2006, pursuant to a previously announced executive succession plan, the board of directors (the “Board”) of Bottomline Technologies (de), Inc. (the “Registrant”) appointed Robert A. Eberle, formerly the Registrant’s President and Chief Operating Officer, as the Registrant’s Chief Executive Officer and President and Peter S. Fortune, formerly the Registrant’s Chief Marketing Officer and President of Bottomline Europe, was appointed as the Registrant’s Chief Operating Officer, Chief Marketing Officer and President of Bottomline Europe. Also on November 16, 2006, Joseph L. Mullen transitioned from his role as the Registrant’s Chief Executive Officer and assumed the role of Vice Chairman of the Board.

Also on November 16, 2006, the Compensation Committee of the Board established a cash bonus program for Messrs. Eberle and Fortune for the fiscal year ended June 30, 2007. The bonus program provides for the payment of cash bonuses based upon the achievement of revenue and profit targets established by the committee and the performance of the company relative to certain strategic objectives. The cash bonuses are based on a percentage of base compensation and are intended to be measured and paid quarterly, with an opportunity for review of the overall bonus at year end. Determinations regarding the bonuses are at the discretion of the committee.

Also, on November 16, 2006, the Registrant and Mr. Mullen entered into a letter agreement pursuant to which the Registrant agreed to retain Mr. Mullen’s services as an employee for $300,000 per year beginning November 16, 2006 and ending on November 16, 2007, and $150,000 per year beginning on November 17, 2007 and ending on November 16, 2008. The letter agreement provides that if a change of control of the Registrant occurs prior to November 21, 2008, Mr. Mullen’s options and restricted stock will vest in full. In addition, if Mr. Mullen’s employment is terminated as a result of death or disability, as a result of involuntary termination or without cause, his options, other than options granted prior to June 1, 2001 with an exercise price of less than $6.76 per share, will be exercisable for a period of two years (or the remainder of the option term if less than two years) following termination.

Mr. Eberle, 46, has served as a director of the Registrant since September 2000. Mr. Eberle has served as President since August 2004 and as Chief Executive Officer since November 2006. Mr. Eberle served as Chief Operating Officer from April 2001 to November 2006. Mr. Eberle served as Chief Financial Officer from September 1998 to August 2004.

The Registrant entered into an employment agreement with Mr. Eberle as of September 30, 1998. This agreement was subsequently amended as of June 1, 2001, amended and restated as of November 21, 2002, amended as of September 30, 2005 and amended on November 16, 2006.

Pursuant to the agreement, Mr. Eberle is entitled to a current base salary of $310,000 and a current bonus opportunity of $310,000. If Mr. Eberle’s employment is terminated either by Mr. Eberle as a result of an involuntary termination or by the Registrant without cause prior to a potential change in control, then all options and restricted stock held by Mr. Eberle will vest in full, and Mr. Eberle will be entitled to receive a lump sum payment and continuation of benefits for a period of 24 months. The lump sum payment would equal the sum of two times Mr. Eberle’s then annual salary plus two times the maximum amount of bonus he was eligible to earn in the then current year.

If Mr. Eberle’s employment is terminated upon or after a potential change in control either by Mr. Eberle as a result of an involuntary termination or by the Registrant without cause, then all options and restricted stock held by Mr. Eberle will vest in full, and Mr. Eberle will be entitled to receive a lump sum payment and continuation of benefits for a period of 24 months. The lump sum payment would equal the sum of three times Mr. Eberle’s then annual salary plus three times the maximum amount of bonus he was eligible to earn in the then current year.

In addition, in the event of a change of control, Mr. Eberle’s options and restricted stock will vest in full. If Mr. Eberle’s employment is terminated as a result of death or disability, as a result of involuntary termination or without cause, Mr. Eberle’s options and restricted stock will vest in full and the options, other than any options granted prior to June 1, 2001 with an exercise price of less than $6.76 per share, will be exercisable for a period of two years (or the remainder of the option term if less than two years) after the date of termination.

Mr. Fortune, 48, has served as Chief Operating Officer since November 2006, as Chief Marketing Officer since November 2005 and as President of Bottomline Europe since the Registrant acquired the predecessor company in August 2000.

The Registrant is party to a service agreement with Mr. Fortune dated as of March 11, 1999, which the Registrant assumed in connection with the acquisition of Checkpoint Holdings, Ltd.

The Registrant also entered into a retention agreement with Mr. Fortune effective as of October 10, 2005, which was amended by a letter agreement dated November 16, 2006. The agreement, as amended, provides for a current base salary of £161,700 ($305,645 based on the exchange rate in effect on November 16, 2006) and a current bonus opportunity of $280,000. The agreement also provides that if Mr. Fortune’s employment is terminated without cause after a change in control, then all options and restricted stock granted after October 10, 2005 held by Mr. Fortune will vest in full. Additionally Mr. Fortune will be entitled to receive an amount equal to his then annual base salary and bonus, continuation of benefits for an additional 12 months and the payments and benefits under his service agreement.

If Mr. Fortune’s employment is terminated by Mr. Fortune for good reason within 12 months following a change in control, or if Mr. Fortune’s employment is terminated without cause prior to a change in control, then all options and restricted stock granted after October 10, 2005 held by Mr. Fortune will become immediately vested and exercisable in full and Mr. Fortune will be entitled to the payments and benefits under his service agreement.

On November 16, 2006, the Registrant entered into an executive retention agreement with Mr. Donovan. Under the agreement, if Mr. Donovan’s employment is terminated without cause or by Mr. Donovan for good reason within 12 months following a change in control, then all options and restricted stock held by Mr. Donovan will vest in full and the options will be exercisable for the period designated in the Registrant’s change of control provisions approved on November 15, 2001, provided that the conditions in those provisions are satisfied. In addition, Mr. Donovan will be entitled to, among other things, an amount equal to his base salary for 12 months prior to the date of termination and 100% of his annual bonus opportunity for the most recently completed fiscal year, a prorated portion of the annual bonus paid or payable to Mr. Donovan for the most recently completed fiscal year through the date of termination and the continuation of benefits for a period of 12 months after the date of termination.

Also, on November 16, 2006, the Registrant granted a restricted stock award for 30,000 shares of common stock, $.001 par value per share, of the Registrant (“Common Stock”) to Mr. Eberle and a restricted stock award for 24,000 shares of Common Stock to Mr. Fortune. The restricted stock vests over a period of four years from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% of the shares vesting each quarter thereafter.

Also on November 16, 2006, the Compensation Committee of the Board approved the annual base salaries, effective November 16, 2006, for the following named executive officers:

Robert A. Eberle, Chief Executive Officer and President, base salary of $310,000; Peter S. Fortune, Chief Operating Officer, Chief Marketing Officer and President of Bottomline Europe, base salary of £161,700 ($305,645) based on the exchange rate in effect on November 16, 2006; and Kevin M. Donovan, Chief Financial Officer and Treasurer, base salary of $178,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

Date: November 22, 2006	By:	/s/ Kevin Donovan
Kevin Donovan Chief Financial Officer and Treasurer